Exhibit 99.1
IMAX CORPORATION
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS; ANNOUNCES FIRST DIGITAL SYSTEMS INSTALLED & ROLL OUT IS ON TRACK
HIGHLIGHTS
–	IMAX remains on track to install approximately 50 digital systems by year-end

–	Summer blockbuster The Dark Knight: The IMAX Experience has grossed over $32 million, sets new IMAX DMR® 2D record

–	Completes 2008 film slate with DreamWorks Pictures/Paramount’s Eagle Eye for September/October time period

–	Adds Three Films to 2009 Film Slate: Watchmen; Night at the Museum 2: Escape to the Smithsonian; and Transformers: Revenge of the Fallen

–	Company signs first international joint venture agreements

–	Ends second quarter with record backlog of 246 theatre systems driven by joint revenue sharing model
TORONTO – August 7, 2008 – IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it recorded a net loss per diluted share of $0.29 for the second quarter of fiscal 2008, compared to a net loss of $0.11 per diluted share for the second quarter of fiscal 2007. At the same time, the Company announced that the roll out of its IMAX® Digital system technology launched as scheduled, with the successful delivery and installation of its first three digital projection systems at three AMC Entertainment, Inc. (“AMC”) theatres located in the Baltimore/Washington D.C. area, during the second quarter.
IMAX Co-Chairmen and Co-CEOs Richard L. Gelfond and Bradley J. Wechsler commented, “We are very pleased with the significant strategic progress made thus far in 2008, despite the fact that, as we have previously discussed, our financial results do not yet reflect the pieces being put in place that should return IMAX to profitability. Importantly, the execution of our digital roll out launched on time, our future film slate is strong and growing, our pipeline of new business remains robust, we have the largest systems backlog in our history reflecting our joint revenue sharing strategy, and we believe we have the necessary financing in place to fund our joint venture initiative. Looking ahead, we believe the combination of having approximately 50 digital systems in operation by year-end and the strength of our second half film slate, led by The Dark Knight: The IMAX Experience, should drive improved second half financial performance. We continue to expect profitability in 2009.”

The Company signed agreements for six IMAX theatre systems in the second quarter of fiscal 2008 compared to agreements for six IMAX theatre systems in the second quarter of 2007. At the end of the second quarter, the Company’s backlog consisted of a record 246 theatre systems compared to 79 theatre systems in backlog at the end of last year’s second quarter. Included in the 2008 and 2007 system backlog totals were 139 and three joint revenue sharing arrangements, respectively, for which there is no assigned backlog value. To date, the Company has signed contracts for 189 IMAX Digital theatre systems. In late July, the Company delivered its second set of digital systems to three AMC theatres in the Philadelphia market and expects the systems to be operational by next weekend, as planned.
Messrs. Gelfond and Wechsler continued, “The launch of our digital technology and 100-theatre joint revenue sharing arrangement with AMC are important strategic milestones for IMAX and represent the first steps toward what we expect to be a period of significant future growth for our organization. The advent of IMAX Digital virtually eliminates high film print costs incurred by the studios and lowers installation costs for exhibitors, allowing for greater programming flexibility. In addition, with digital we will have the ability to show 10 to 12 major studio releases per year, as opposed to six to eight historically, which should translate into higher revenue and greater per-theatre profitability.”
In addition to the Company’s joint revenue sharing arrangement with AMC announced in the fourth quarter of 2007 as well as its 31 digital theatre joint revenue sharing arrangement with Regal Cinemas, Inc. announced in the first quarter of 2008, exhibitor interest in IMAX Digital and the Company’s joint revenue sharing model continues, evidenced by recently announced theatre deals with leading international exhibitors Hoyts Cinemas Ltd. in Australia and Tokyu Recreation in Japan.
“Our joint revenue sharing business model makes it more affordable for exhibitors to be in the IMAX business while driving greater recurring revenue into our business. This model, coupled with our digital platform, should enable us to rapidly increase the size of our worldwide network. The installation of our commercial system backlog will roughly triple the number of IMAX theatres in domestic multiplexes and more than double the size of our commercial international network by 2010,” said Messrs. Gelfond and Wechsler.
Turning to second quarter financial results, for the three months ended June 30, 2008, total revenues were $21.2 million, as compared to $27.1 million reported for the prior year period.
•	Systems revenue was $10.6 million versus $14.0 million in the prior year period. The Company installed four theatre systems in the second quarter, same as last year, however revenue recognition was deferred on two of those systems due to contractual rights for digital upgrades.

•	Film revenue was $6.6 million during the second quarter of 2008 versus $8.0 million in the second quarter of 2007. This included IMAX DMR® revenues of $2.5 million compared to $3.8 million in 2007.

•	Theatre operations and other revenue of $4.0 million in the second quarter of 2008 compared to $5.1 million in the second quarter of 2007.
Regarding second quarter film performance, in April the Company released Paramount Pictures’ Shine A Light: The IMAX Experience which grossed $4.6 million worldwide as of quarter end, and was followed on May 9 by Warner Bros. Pictures’ Speed Racer: The IMAX Experience, which grossed $5.3 million worldwide as of quarter end. On June 6, the Company released DreamWorks Animation’s Kung Fu Panda: The IMAX Experience, which grossed $8.1 million worldwide for the quarter and has grossed $11.7 million to date.
Selling, general and administrative expenses were $11.2 million in the second quarter compared to $11.1 million in the same period a year ago. Research and development costs increased to $2.0 million in the second quarter of 2008 as compared to $1.1 million in the second quarter of 2007, reflecting the Company’s investment in digital technology.

Messrs. Gelfond and Wechsler commented, “The Company’s second quarter results reflect investments made to transition the Company to a digital platform, two fewer system installations for which we could recognize revenue as well as difficult year-over-year comparisons to last year’s highly successful Spider-Man 3: The IMAX Experience. We believe The Dark Knight: The IMAX Experience, combined with strength of our second half film slate, should offset much of the softness of our year-to-date IMAX DMR film performance.”
The Company’s cash position was $24.6 million as of June 30, 2008, compared to cash and short term investments of $16.9 million as of December 31, 2007 and $18.5 million as of June 30, 2007. The Company’s increased cash position includes the private placement sale of approximately 2.73 million common shares in May of this year at market prices, and resulting proceeds of approximately $18 million. The Company made its bi-annual interest payment on its senior notes of $7.7 million in June.
With respect to the third quarter, on July 18th, IMAX released Warner Bros. Pictures’ blockbuster hit The Dark Knight: The IMAX Experience which is currently showing on 94 domestic and 29 international screens. Director Christopher Nolan shot six sequences of the film with IMAX cameras, marking the first time ever that a major Hollywood film has been even partially shot using IMAX cameras. In its first 19 days of release the film has grossed approximately $32.0 million worldwide, or $257,000 per screen, making it the highest grossing 2D Hollywood feature film in IMAX history and it continues to perform extremely well both domestically and internationally with several international markets still to open.
“The Dark Knight appears to be nothing short of a cultural phenomenon and we are delighted to be a part of it,” said Messrs. Gelfond and Wechsler. “In addition to a record opening weekend and continued sell outs, the film is demonstrating extraordinary legs and very modest week-to-week drops in box office results. The popularity of the film, particularly in the IMAX format, has tested our capacity constraints and we believe is heightening consumer interest in The IMAX Experience®.”
Regarding its remaining 2008 film slate, the Company is pleased to announce it has agreed on material terms with DreamWorks Pictures/Paramount to release Eagle Eye: The IMAX Experience, the Company’s 30th DMR film, on September 26th. Following this action thriller, as previously announced, IMAX will partner with DreamWorks Animation to release Madagascar 2: The IMAX Experience on November 7, for a two week run followed by Warner Bros. Pictures’ Harry Potter and the Half Blood Prince: An IMAX 3D Experience on November 21. With the addition of Eagle Eye, the Company expects to have eight first run DMR films in 2008 compared to five in 2007.
Looking to 2009, the Company is pleased to announce that the film adaptation of graphic novel Watchmen, (Warner Bros. Pictures/Paramount) directed by Zack Snyder, will be released to IMAX theatres on March 6th. Watchmen is Snyder’s second film to be released in IMAX, the first being the highly successful 300. In addition, the Company has reached agreement on material terms to release IMAX versions of the following 2009 Hollywood films: Night at the Museum 2: Escape from the Smithsonian (20th Century Fox, May 22, 2009) and Transformers: Revenge of the Fallen (DreamWorks Pictures/Paramount, June 26, 2009). Both films follow the collaborations between IMAX and the respective studios on the first Night at the Museum in December of 2006 and Transformers in September of 2007. Watchmen, Night at the Museum 2 and Transformers: Revenge of the Fallen are in addition to the Company’s previously announced 2009 films, Under the Sea 3D, an original IMAX film being released in partnership with Warner Bros. Pictures, and DreamWorks Animation’s Monsters vs. Aliens 3D.
Messrs. Gelfond and Wechsler commented, “As we significantly increase the number of joint revenue sharing deals we sign, the film choices we make will have a greater impact on our future financial performance as we will receive a greater percentage of the box office. We believe the prospective films for 2009 are the type of blockbuster content that plays well to The IMAX Experience and should make for an exciting film slate. We are experiencing unprecedented interest from studios and filmmakers in featuring major Hollywood releases in IMAX and we are pleased to be expanding our studio relationships. We believe the IMAX brand is becoming synonymous with ‘event-type’ movie going that is compelling to movie-goers, theatre exhibitors and the studios and we look forward to announcing additional films in the coming weeks and months.”
The Company’s announced 2010 film slate includes: Hubble 3D (working title) – Warner Bros. Pictures – February 2010; How to Train Your Dragon 3D – DreamWorks Animation – March 2010; and Shrek Goes Fourth 3D – DreamWorks Animation – May 2010.
The Company will host a conference call this morning at 8:30 AM ET. To access the call, interested parties should call (866) 322-2356 approximately 10 minutes before it begins. International callers should dial (416) 642-3405. A recording of the call will be available by dialing (647) 436-0148. The code for both the live call and the replay is 6855424. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2008, there were 302 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the performance of films, the signing of theatre system agreements, the viability of new technologies, businesses and products, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format, general commercial exhibition and out-of-home entertainment markets. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Equipment and product sales	$4,237	$6,781	$10,935	$13,855
Services	13,607	15,941	27,814	33,242
Rentals	1,636	1,672	3,180	2,958
Finance income	1,084	1,181	2,155	2,367
Other	611	1,539	611	1,539

	21,175	27,114	44,695	53,961

Cost of goods sold, services and rentals
Equipment and product sales	2,966	3,813	5,931	7,756
Services	11,275	10,240	20,964	21,043
Rentals	968	731	1,698	1,291
Other	98	19	98	19

	15,307	14,803	28,691	30,109

Gross margin	5,868	12,311	16,004	23,852
Selling, general and administrative expenses	11,252	11,147	23,639	21,469
Research and development	2,047	1,121	4,535	2,616
Amortization of intangibles	137	141	271	277
Receivable provisions net of (recoveries)	101	(31)	849	(25)

Loss from operations	(7,669)	(67)	(13,290)	(485)
Interest income	74	227	200	453
Interest expense	(4,340)	(4,375)	(8,836)	(8,624)

Loss from continuing operations before income taxes	(11,935)	(4,215)	(21,926)	(8,656)
Provision for income taxes	(258)	(260)	(526)	(427)

Loss from continuing operations	(12,193)	(4,475)	(22,452)	(9,083)
Loss from discontinued operations	—	(58)	—	(191)

Net loss	$(12,193)	$(4,533)	$(22,452)	$(9,274)

Loss per share
Loss per share – basic & diluted:
Net loss from continuing operations	$(0.29)	$(0.11)	$(0.54)	$(0.23)
Net loss from discontinued operations	—	—	—	—

Net loss	$(0.29)	$(0.11)	$(0.54)	$(0.23)

Weighted average number of shares outstanding (000’s):
Basic	42,181	40,287	41,313	40,286
Diluted	42,181	40,287	41,313	40,286

Additional disclosure:

Depreciation and amortization [1]	$4,069	$3,240	$8,272	$6,254

(1)	Includes $0.4 million and $0.7 million in amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2008 (2007 — $0.3 million, $0.6 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$24,622	$16,901
Accounts receivable, net of allowance for doubtful accounts of $2,976 (2007 — $3,045)	22,202	25,505
Financing receivables	57,572	59,092
Inventories	21,482	22,050
Prepaid expenses	2,950	2,187
Film assets	4,064	2,042
Property, plant and equipment	25,751	23,708
Other assets	16,403	15,093
Goodwill	39,027	39,027
Other intangible assets	2,366	2,377

Total assets	$216,439	$207,982

Liabilities
Accounts payable	$11,060	$12,300
Accrued liabilities	64,438	61,967
Deferred revenue	69,729	59,085
Senior Notes due 2010	160,000	160,000

Total liabilities	305,227	293,352

Commitments and contingencies
Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 43,415,052 (2007 — 40,423,074)	141,267	122,455
Other equity	4,400	4,088
Deficit	(235,859)	(213,407)
Accumulated other comprehensive income	1,404	1,494

Total shareholders’ deficiency	(88,788)	(85,370)

Total liabilities and shareholders’ deficiency	$216,439	$207,982

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
(unaudited)
The Company has six reportable segments identified by category of product sold or service provided: IMAX systems; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases and maintains IMAX theater projection system equipment. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue
IMAX systems	$10,566	$13,984	$23,055	$27,102
Films
Production and IMAX DMR	2,489	3,801	5,405	8,393
Distribution	2,307	2,692	5,060	6,102
Post-production	1,798	1,472	3,522	2,546
Theater operations	3,163	4,179	5,994	8,310
Other	852	986	1,659	1,508

Total	$21,175	$27,114	$44,695	$53,961

Gross margins
IMAX systems	$4,871	$8,077	$12,058	$15,642
Films
Production and IMAX DMR	(603)	1,545	(270)	3,927
Distribution	773	942	2,120	2,298
Post-production	834	1,132	2,386	1,234
Theater operations	(200)	517	(503)	844
Other	193	98	213	(93)

Total	$5,868	$12,311	$16,004	$23,852

	June 30,	December 31,
	2008	2007
Assets
IMAX systems	$167,799	$164,588
Films
Production and IMAX DMR	23,602	26,073
Distribution	5,384	5,239
Post-production	13,660	5,094
Theater operations	2,368	3,733
Other	3,626	3,255

Total	$216,439	$207,982